Exhibit 99.1

For Immediate Release

Westway Group, Inc. Announces

Wayne N. Driggers To Become A Consultant

New Orleans, Louisiana, September 17, 2010 – Westway Group, Inc. (NASDAQ: WWAY) (“Westway” or the “Company”) today announced that, effective October 1, 2010, Wayne N. Driggers will retire from his position as President and Chief Operating Officer of the Company and will become a full-time consultant to the Company. Mr. Driggers has been with Westway for over nineteen years and has served as Chief Operating Officer since 2009. Mr. Driggers will continue to serve as a director of Westway.

“The board would like to thank Wayne for his unparalleled commitment to Westway over the past nineteen years,” said Francis P. Jenkins, Jr., Chairman of the Board of Directors of Westway. “We are pleased that he will continue to be involved with Westway both as a director and as a consultant.”

Mr. Driggers stated, “I look forward to continuing in my Board membership and in making a very meaningful contribution in my new role as I have over the last nineteen years.”

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 62 operating facilities providing approximately 354 million gallons of total bulk liquid storage capacity and 37 facilities producing approximately 1.5 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

Contact:	Thomas A. Masilla, Jr.
Chief Financial Officer
504-636-4245